Exhibit 99.2

CASCADE CORPORATION, #4240758

CASCADE CORPORATION FOURTH QUARTER AND FISCAL YEAR 2010

EARNINGS CONFERENCE CALL

March 31, 2010, 5:00 PM ET

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Welcome to the Cascade Corporation Fourth Quarter Fiscal Year 2010 Earnings call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If any one should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Wednesday, March 31, 2010.

I would like to now turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,700 employees working in 26 locations in 17 countries. We manufacture products primarily for industrial trucks, most commonly called lift trucks or fork lifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar, and Nissan.

Joe will now provide you with an overview of the fourth quarter and year ended January 31, 2010.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings, and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made on this call or reflect any changes in business conditions.

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As I walk you through our results, please note that our fiscal year ends on January 31st. So when we refer to the fourth quarter of fiscal year 2010, we are actually referring to the quarter that just ended January 31, 2010. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Given the steep declines in business volumes in comparison with the prior year, we believe it is helpful to evaluate our performance and the state of the lift truck industry by reviewing recent quarterly results. Our press release highlights the significant year-over-year comparisons. My comments will be more focused on the recent quarterly trends. However, I would like to begin with a brief overview of year-to-date results for fiscal 2010.

Our financial results were significantly impacted by 40% lower sales as a result of the global economic recession and restructuring costs we incurred while closing three manufacturing facilities in Europe. Global lift truck shipments were down 42% for the year. Net sales for the current year were $314 million compared to $534 million during fiscal 2009.

During fiscal 2010, we incurred a net loss of $39 million compared to net income of 1 million in the prior year. We recorded $30 million of restructuring costs in the current year compared to $3 million in the prior year. Fiscal 2009 results include a $32 million after tax impairment charge for goodwill and intangible assets related to our North American construction attachment business.

Now focusing on quarterly results, net sales for the current quarter were $81 million, consistent with the third quarter. Higher sales volumes in Europe were offset by lower sales volumes in all other regions. Historically, fourth quarter sales are negatively impacted due to fewer shipping days during the quarter as a result of holiday shutdowns. We had a net loss for the quarter of $14 million compared to net income of $157,000 in the third quarter.

Fiscal 2010 fourth quarter results include $12 million of restructuring costs primarily related to shutting down production at our fork facility in Hagen, Germany. In addition, during the fourth quarter of fiscal 2010, we incurred a $1.3 million charge related to environmental remediation activities at our facility in Springfield, Ohio. We will provide an update on environmental matters later in the call.

Operating income, excluding the impact of restructuring costs in Europe, inventory writedowns of $2.5 million related to the European restructuring, and the environmental charge in North America was $500,000 higher during the fourth quarter of fiscal 2010 compared to the previous quarter. The inventory writedowns are included in cost of sales for the fourth quarter of fiscal 2010.

Our free cash flow, defined as cash from operations less capital expenditures for the current quarter was $7.5 million, an increase of $5 million from the third quarter. I will discuss the change in free cash flow in further detail a bit later.

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I would now like to spend a few minutes discussing our regional results. North America sales decreased 2% compared to the third quarter. This decrease is due primarily to fewer shipping days in the fourth quarter. Our gross profit percentage in North America decreased from 31% in the third quarter to 28% in the fourth, primarily the result of fewer shipping days during the fourth quarter and product mix. Operating income for the fourth quarter in North America was $1.4 million, a $3 million decrease compared to the previous quarter. As a reminder, we incurred a $1.3 million environmental charge during the fourth quarter.

Our sales in Europe increased 13% compared to the third quarter. European gross margins in the fourth quarter improved from the third quarter but were still below acceptable levels. We continued to be negatively impacted by costs associated with our restructuring, including operational disruption costs and $2.5 million of inventory write-offs.

Asia Pacific experienced a 14% decrease in sales during the fourth quarter compared to the third quarter and a decrease in gross profit percentage from 27% to 25%. The decline in gross profit is primarily—is a result of lower sales volumes and product mix. Operating income in Asia Pacific decreased 44% in the fourth quarter compared to the previous quarter due to lower sales volumes and a lower gross profit percentage.

Net sales in China decreased 5% during the fourth quarter compared to the previous quarter. However, sales were 71% higher than in the fourth quarter of fiscal 2009. China’s operating income was 3% higher than the third quarter as a result of higher margin on third-party sales.

On a consolidated level, our fourth quarter SG&A increased 4% from the third quarter and decreased 4% from the prior year. The increase from the third quarter is due to higher costs in North America and Europe, which included selling and consulting costs. In general, our level of SG&A costs reflect a reduction in personnel costs and the cumulative effect of our continued efforts to maintain tight controls on discretionary spending. We believe our SG&A costs will remain in the current range over the near-term future.

Regarding income taxes, our effective tax rate was negative 7% during the fourth quarter. As we had mentioned in recent conference calls, our current year rate has been driven by taxes we have paid in countries where we are generating income and by not being able to realize a tax benefit in the European countries where we incurred losses.

Now, turning to the balance sheet, we continued to utilize cash flow to pay down our long-term debt. Our current debt balance of $59 million is down 3 million from the end of the third quarter and $43 million from the end of fiscal 2009. Year-to-date, our free cash flow is $39 million compared to 24 million in the prior year. This increase, while incurring a net loss, is a result of our continued efforts to reduce working capital levels, principally inventory and accounts receivable. We were able to reduce inventory $27 million during fiscal 2010. Our current inventory balance is $63 million. We will continue to reduce our inventory where possible without hindering our ability to meet customer needs.

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During fiscal 2010, we spent $6 million on capital expenditures, which reflected our efforts to move forward with only those capital expenditures related to critical projects. At this point, we estimate capital expenditure spending for fiscal 2011 to be in the range of $8 to $10 million.

Now, I’d like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only economic or industrial indicator we have available for our markets. While this does not correlate exactly with our business level, since various end markets use our products to different degrees, it does give us an indication of short-term trends. I would like to note that our website includes industry trends under the investor relations tab.

On a sequential quarter basis, lift truck order rates increased in all regions, and the combined global lift truck order rate increased 12%. This leads us to believe that all markets have stabilized. However, the outlook is still somewhat uncertain as to the timeline for a recovery.

We believe the markets in North America and Asia Pacific will experience growth at a slow, gradual pace during the upcoming year. The European market seems to have bottomed out and will remain relatively flat through 2011, but we expect to see some recovery in fiscal 2012. We believe China will continue to grow at a rate that is comparable to the Chinese gross domestic product growth rate. It should be noted that lift truck shipments and order rates in China have already recovered to their historic highs experienced in early fiscal 2009.

Now, I’d like to give a summary of our European restructuring efforts. During fiscal 2010, we incurred $30 million in restructuring costs as a result of the termination of manufacturing operations in Germany, France, and The Netherlands. Approximately 70% of the total restructuring costs were cash related, and 30% were noncash costs, such as writedowns. In fact, as I have said previously, our restructuring activities over the past year have put us in a position to achieve improved financial results. I am pleased with the progress we have made to date. At this time, we do not anticipate incurring any significant restructuring costs during fiscal 2011, although we will continue to review our existing production capacity and look for further opportunities to improve our global operations.

As Joe mentioned earlier, during the fourth quarter of fiscal 2010, we incurred a $1.3 million environmental charge to cover planned activities related to our Springfield, Ohio, facility. This expense is a result of formalizing a revised remediation plan with the Ohio EPA, which we believe will now allow us to proceed in our future cleanup of the groundwater contamination in Springfield.

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This concludes our prepared remarks, and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, I would like to begin the question-and-answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you’re using speaker equipment, please lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from the line of Arnie Ursaner from CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon. Joe, just to clarify, I think you said in your prepared remarks your SG&A you thought would be relatively close to the current levels that you’re incurring in the near term. So is—I know you didn’t give formal guidance, but we should be thinking something around 72 million for the upcoming year for SG&A?

Joe Pointer:	Yes, I mean more or less where we’re been for the third and fourth quarters should be consistent with what we expect in the future.

Arnie Ursaner:	Okay. And you’ve previously talked about cash flow reduction—cash flow improvement by reducing inventories. The $63 million of inventory, I assume you have a fair amount of raw steel embedded in that because you don’t carry a lot of finished goods inventory. Given that there’s been a lot of talk about increasing prices of steel, would you continue to believe that you can significantly reduce that, or are you more inclined to—assuming still prices will move up—try to keep some extra inventory?

Robert Warren:	We, as you know, Arnie, went into fiscal 2010 with a significant amount of steel already with the downturn in the market. And the closure of two fork plants, we’ve moved a lot of that material out of our machine in Hagen off to our facilities in North America and Asia. We will still be burning through some of that inventory, and we should have some further reduction to our inventory as we go forward.

We do have some additional forks that we ended up putting—finished forks, Chinese forks—in the European market that we have been working through this past year. We still have some additional inventory to use up, and so we could get a reduction out of that, as well.

Arnie Ursaner:	Okay. My final question is—and this may be, perhaps, a much more complex answer than we want on this call—but I’m trying to normalize or actually take the various moving parts that you’ve given us and try to create kind of an apples-to-apples, excluding all the atypical items that are in there. Obviously, revenue, I think, is pretty straightforward. On your gross profit, I assume we would add back the $2.5 million for inventory writedown that was in gross profit. And if so, your margin there would be much closer to 26% of gross profit margin. Is that a good starting point?

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Robert Warren:	I think that would be an excellent starting point.

Arnie Ursaner:	Okay. And then the other various items, the environmental, I assume—where within your expenses would that be? And I’m assuming again if we want to view it as an atypical we could take that out, but where would it be? Where would it have been reported?

Joe Pointer:	Yes, it’s in the—I think it should be a separate line item under restructuring for environmental. In the press release it’s right below SG&A. So yes, that would...

Robert Warren:	Well, it’s a separate item and we don’t have to adjust any margins for that.

Arnie Ursaner:	Were there any other atypical items that affected your operating results in Q4 that we should be thinking about, as well?

Joe Pointer:	Probably none that we could with any high degree of accuracy pull out and—I mean there’s just a lot of organizational changes going on that are kind of embedded in these results. But none of—I mean those are the kind of one-off kind of significant items that we have.

Arnie Ursaner:	Okay. And then the question would be which of these items—actually, when we think about normalized tax rates, which items do you get no—you know you can’t get any tax benefit from, if you will?

Joe Pointer:	Well, the writedowns have already been factored into the tax rates. You’re talking about the tax rate going forward.

Arnie Ursaner:	Well, I’m trying to figure out even to normalize the year that just ended. How do we tax effect some of the one-time items we’ve incurred?

Joe Pointer:	You wouldn’t tax effect any of the inventory, because those are all writedowns in Europe so we get no benefit from that. But the environmental would be a normal 35% tax benefit.

Arnie Ursaner:	And the restructuring?

Joe Pointer:	Probably no benefit from those, either.

Arnie Ursaner:	Right. What I’m saying to you, though, is if we wanted to normalize, then you’re going to get a quite different operating—you’re going to get a different EPS type number than either Bloomberg, Headlines, or anyone else. I think we’ve got that number figured out. I may want to follow up after the call offline. Let me jump back and I’ll let someone else go. Thank you.

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Operator:	Thank you. Our next question comes from the line of James Bank with Sidoti & Company. Please go ahead.

James Bank:	Well, hi. Joe, if I could please just tag along to what Arnie was getting at. I think in the previous quarters, I think the majority of unusual items we didn’t tax effect at all, I believe. But what you’re saying is the only thing here in the 4Q would be just tax effect the environmental charge. So you guys, on a non-GAAP basis, did—I’m probably kind of eyeballing this now—about $0.11, something like that?

Joe Pointer:	Yes, I think you’re correct on which one you’d tax effect.

James Bank:	Okay.

Joe Pointer:	Other than that, you’re doing here, but I think that’s—you have it right.

James Bank:	Okay. All right, now let me—in regard to the restructuring, so we—you closed three plants, right, ultimately?

Robert Warren:	Correct.

James Bank:	Okay. And then what was the headcount reduction in total?

Robert Warren:	It was about 475 to 500. There’s still some that are for a tail period that are on the salary but will be already planned to be going.

James Bank:	Okay.

Joe Pointer:	And that’s a global number.

James Bank:	Right. On the release, you mentioned that Europe being very competitive. I think it’s always been competitive for you guys. Could you just maybe elaborate on the pricing environment there and then also in your other segment, your other regions?

Robert Warren:	Pricing environment on selling margins in Europe have always been compressed because of the number of competitors that are in that market. We have three main attachment competitors and another three fork competitors. We would also be shipping forks in from China, so we’re part of that compression. North American market, we’re certainly seeing a more sustainable selling margin, given the amount of market share we have and the number of competitors who are producing in that market. China, we still have a very good selling margin, I think having to do with our market share and our production efficiencies. Japan tends to be very competitive on selling margin, primarily because we’re competing against the Japanese OEM’s own production—produced attachments. Australia, pretty much like North America, I would say.

James Bank:	Okay.

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Robert Warren:	We’re all pretty much importers. We do some production down there and have some pricing ability on those products.

James Bank:	And in regard to the product mix, commentary in the press release as well, I guess North America, Asia Pacific, and China seem to be favorable. Would this be a sign of the OEDs recovering faster than the OEMs and that could potentially give you a little bit more boost in margin, I think, in the near term?

Robert Warren:	I think we are seeing some better activity out of the OEDs. And just the product mix with some of the products that came through in the fourth quarter was a better mix for us.

James Bank:	Okay. Was there any particular reason for that, or just you do think that the OEDs could recover first?

Robert Warren:	It looked like they—the OEDs have been recovering first. I really—I hadn’t seen any industry trends that would tell us why the mix was better.

James Bank:	Okay, fair enough. And last question, I think when I’ve gone over your last two cyclical troughs you kind of do have a slow recovery, you know, granted I don’t know how much exposure you had to China back then. But you sort of had a slow recovery for almost a two-year mark and then you just got a really exaggerated pop in sales. Is that something that you could probably see happening here as well, sort of the slow recovery and then all the sudden just a pop on the out year or maybe 18 months out?

Robert Warren:	I would have no...

James Bank:	Kind of a loaded question? Okay.

Robert Warren:	You know, guessing how these markets are going to recover, I mean it appears there’s going to be some gradual improvement in the lift truck market in North America. OEMs are talking 3 to 5%. Europe, I was surprised that the fourth quarter improved as much as it did over an abysmal third quarter. But it’s anybody’s ballgame right now as forecasting...

Andy Anderson:	I was just going to—no Bob, if we predicted a real pop in two years, that would truly be the triumph of hope over real thoughtful analysis.

James Bank:	Right. Well said, Andy. That’s all I had for now. I’ll jump back in line. Thanks.

Operator:	Thank you. Ladies and gentlemen, if you would like to present a question, please press the star, followed by the one at this time. As a reminder, if you’re using speaker equipment, please lift the handset before pressing the numbers.

And our next question comes from the line of Schon Williams with BB&T Capital. Please go ahead.

Schon Williams:	Hi, good afternoon.

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Robert Warren:	Good afternoon, Schon.

Schon Williams:	Can you guys talk a little bit about the trends that you were seeing in February and March? I understand that Q4 is seasonally weak for you, but looks like we saw a nice pop sequentially at the OEMs that didn’t seem to translate through for you guys. I mean is there a book of orders that we could see, you know, ship through in Q1 that just didn’t get out the door in time in Q4?

Robert Warren:	Well, I’m not sure. You referred to our February and March, so I was a little confused by that.

Schon Williams:	But I guess what I’m just trying to say is we saw a nice sequential pop, you know, Q4 versus Q3 at the OEM level. I didn’t really see that in your numbers, although seasonally that’s not atypical for you. I’m just wondering, is there some type of delay in that you had a shorter amount of shipping days in Q4 so maybe that’s translating into better than seasonally expected kind of in your Q1.

Robert Warren:	We certainly can speak to what we’ve seen in February, which wasn’t a big pop. It certainly was in line with what we were anticipating with that gradual improvement. But no, we didn’t—so far, we haven’t seen a big pop.

Schon Williams:	Okay. And can we talk—I guess back to Europe, can you talk about, I guess the—are we still on target for, you know, breakeven for the full fiscal year with material improvement by, you know, fiscal Q2? Is that still the plan?

Robert Warren:	That’s still very much part of the plan. I’m probably making [inaudible] nervous as I say this, but absolutely, that is part of our plan. It’s not going to be showing up in the first quarter. You’ll see improvement in the second. But our consolidated yearend results, we plan to break even in Europe, which means we have to have a better run rate, which we are still confident about for the third and fourth quarter.

Schon Williams:	Okay. And at this point do you think all of the—in terms of restructuring is done. Are there other efforts kind of underway, you know, either sourcing or, you know, focused on SG&A? Are there other items that kind of in play to help get you to that breakeven or better?

Robert Warren:	Well to start with, we have been restructuring our marketing organization to make sure we are covering the market for our new supply chain adequately and be more efficient at how we’re spending our SG&A marketing dollars there. I would say that you’re going to see an improvement in what we’re able to do more on the material handling product coming out of Verona . As we get lower costs, source components in labor, and efficiency out of that facility, we’re going to be seeing margins we didn’t get to see up in Holland. And so that’s where we get our biggest confidence, as we’re looking at what some of the replacement costs locally have been over what we had in Northern Europe and our productivity.

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The fork business is still very depressed on the OEM side of the business, which is where the high volume is. And I’m not sure we’re going to see much of an improvement on that until the business picks up in Europe.

Schon Williams:	Okay.

Robert Warren:	But all of that together, we’re still planning breakeven in Europe this year.

Schon Williams:	Okay. And then on the environmental remediation, is that—maybe I missed it—but is that completely done now, or do we expect more charges in fiscal 2011?

Robert Warren:	This was a charge of 1.3 million that went into our reserve which we had in place with a previous agreement with the EPA in Ohio going back 10 years. They’ve reviewed that and we’ve come to an agreement that maybe some more work needs to be done to get to the levels we had originally forecasted, I think in 2014, 2019. And this is just a broadening a little bit of that, but this is—we’re not intending—we are anticipating that this should take care of our problem, and so does the EPA.

Schon Williams:	Okay. All right. And then the last question and I’ll get in the queue, any thoughts on the dividends? Are we going to—are we looking to keep that at current levels for fiscal 2011, or would you guys look to...

Robert Warren:	We’re all scrambling here, Schon, to try to figure out where the announcement of that dividend came through.

Joe Pointer:	That’s in—basically it was a penny in the prior, I think, two or three quarters, and we raised it to $0.02 or $0.03.

Robert Warren:	Yes. The Board did raise it another cent, 100%. It’s more of an indicator of the Board’s cautious optimism about what this coming year’s going to look like.

Schon Williams:	Okay. But no intention to give out the full FY ’09 dividend at this point? I mean we could see a slow ramp there?

Joe Pointer:	Probably has a lot to do with one of the earlier questions about the pickup in the rest of the business. If it picked up to 2008 levels, I don’t know what the Board would do.

Schon Williams:	Okay. All right, fair enough.

Robert Warren:	I think they’re trying to indicate that with the achieved results going forward that they intend to share that with the shareholders.

Schon Williams:	Okay.

Andy Anderson:	I think the Board wants to address the market cautiously and thoughtfully in the dividend policy. I think that they have a very strong commitment to return to the shareholders, but I don’t think they want that dividend to be highly volatile, either.

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Robert Warren:	Having to move the dividend down in this last recession is not what we’d normally like to see our dividend consistent. They’re going to be I think cautious coming back up, but they have a clear commitment to returning to shareholders through a dividend policy.

Schon Williams:	All right, thank you.

Operator:	Thank you. Our next question is a follow-up question from the line of Arnie Ursaner from CGS Securities. Please go ahead.

Arnie Ursaner:	Sure. I guess I’m trying to reconcile your—the comments or the industry data on order trends, which are quite favorable sequentially, with your view that we’re only seeing a modest or gradual recovery. Sixteen percent growth in North America and 18 in Europe is far from gradual.

Robert Warren:	I agree that the numbers were very strong, Arnie, and much stronger than we actually saw in some of our results. We’ve tried to look over to see whether that meant we had lost any market share, compared it with some of our competition. It appears that it’s consistent. We actually did better than some of our competitors in the quarter. So we’re not sure why we haven’t seen a commiserate increase in the quarter for our product. Actually, the fork business did get a big bounce. I think that’s a combination of both the kind of trucks that evidently the market was getting orders for, which might have been more simple applications forks. They had burned through most of their inventory, and so they’re replenishing some of their inventory. But mostly, it was driven by the numbers you see.

Arnie Ursaner:	What was your plant utilization in Q4?

Robert Warren:	Plant utilization? I’ve almost never seen this figure that we track. Certainly in North America, we have plenty of—you know if I had to guess, we’re probably working about 60, 65%. If that—I have not seen a utilization yet as we settle in with all the product in Verona. They’re certainly probably higher than that because they’ve absorbed everything that was in Holland. Manchester would be fairly low on utilization, and in a mix. Looking globally, we’re probably running around, you know, two-thirds, 66%.

Arnie Ursaner:	Isn’t that dramatically higher than where you’ve been for the last few quarters? And if so, how should we think about your margin performance. I mean the sense I’ve had for quite a while is the materials cost is half or so of your cost of goods. The bigger piece is facilities and other costs. And you would think you’d be showing very strong leverage with incremental volumes. That’s where I’m heading with this.

Robert Warren:	And we would expect to see that, too, Arnie. We should be able to drop a fair amount of that to the bottom line without any increase. We’ve been covering, as you know, and under-absorbed some of that capacity, and that should help flow right through. So we’re—I’m very optimistic. And there is some cautious optimism in our budget that we’re going to be able to get that through to the bottom line.

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Arnie Ursaner:	Again focusing on the industry order trends and your comment of gradual recovery, I know you don’t give formal guidance, but you’re certainly looking at order trends that would indicate a mid to high single, if not even—you know the mid to high single-digit revenue growth environment seems very reasonable. And again, your operating leverage there, is that the type of view that you are thinking about internally?

Robert Warren:	Certainly have been. We’ve been—you know I was cautiously optimistic as to when that increase we saw in our markets is going to come to us, and it hasn’t so far. But it certainly should when it comes through to us, and we have no indication of business going somewhere else. So yes, I’m certainly anticipating that the first quarter should see some bounce and we should be able to get a lot of that to the bottom line.

Arnie Ursaner:	Well, that leads right to my next question. You’re two months into the current quarter. What are you seeing in the quarter?

Robert Warren:	I’ll let Joe jump out on that. You want to give him what we have?

Joe Pointer:	We’re where we thought we would be. I mean it’s not dramatically different than where we are now, but it’s kind of headed in the right direction. It probably is...

Arnie Ursaner:	Well, you have—I mean is it showing meaningful sequential growth? Q4 normally is not that critical a quarter. Are you seeing the normal sequential side growth you would expect to see? I mean that’s much more than a rounding error if that’s, in fact, the case.

Joe Pointer:	As the question again?

Arnie Ursaner:	Normally, as you said, Q4 you have a lot of days that are lost to production for weather, plant shutdowns, holidays. And typically, sequentially Q1 is much, much stronger for you. And we are—I gather we’re seeing some pickup in activity. That should translate to pretty nice sequential improvement. You’ve indicated already your SG&A will be under pretty tight control. You’ve also indicated you have pretty good operating leverage. It seems to me that you should be showing a very meaningful—you know pretty noticeable, meaningful bounce in Q1, sequentially.

Robert Warren:	I would have to say that February did show us that, Arnie. You know whether—we haven’t even—I guess today’s the last day for March. Certainly, I haven’t seen how we’ve done yet. We have no reason to believe that March should be too much different than February, and February was a good month sequentially.

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Arnie Ursaner:	Bob, you’ve talked about in the past achieving breakeven for the year in Europe. And I know you spoke to it a little bit. Can you remind us what, with all—now that it’s hindsight, now that it’s factual, what did you actually lose operationally in Europe this year, and are you still of a view that we can get to breakeven by the end of this year?

Robert Warren:	Operationally, we lost about 25 million in Europe, excluding the restructuring charge of 30 million. And so it’s a turnaround of 25 million we’re shooting for to break even.

Arnie Ursaner:	And again, on 10 million shares, you know even pretax, that’s a meaningful jump in EPS that one could look for.

Robert Warren:	Absolutely. It’s really what—almost all of our improvement. We are hoping to get some marginal improvement on that increased volume in North America. China’s already running pretty hard, so we’re not going to be seeing any jump there from what they had in the third and fourth quarter. But our big improvement this year will be that turnaround operational—operating income to break even.

Arnie Ursaner:	And you are still reiterating the view that that’s a reasonable assumption?

Robert Warren:	That is a reasonable assumption at this time. And we—unless there’s some things that we’re going to be hit with. But right now, we have our plans in place and we’re seeing everything—at least we talked about. We still have some figuration [ph] absorbing all of that into Verona, but as we work through some of the higher cost inventory that came down from Holland, we’ve seen that our replacement costs and a lot of our componentry is much lower from our vendor base in Verona. So we’re anticipating an even better operating result as we get through some of that. Productivity is already giving us high optimism we’ll make our numbers at breakeven this year at a very low level in Europe. The bounce you saw in the market was off of an incredibly low level.

Arnie Ursaner:	And just to clarify, the inventory write-off, you mentioned bringing the stuff down that is at a higher cost than even—I assume it sounds like it’s at a higher cost than what you’re selling it for. Is that...

Robert Warren:	That’s only in the case of the forks. We were able to get a fair amount of the writedown of all of our material that we took out of La Machine [ph] in Hagen and be able to get a writedown as we moved it off to our other facilities. They bought at market if we moved it into China and Canada and elsewhere. So we got a writedown on that. The inventory that came down from Holland we don’t get a writedown on because we still have a margin that we make on the MHP product. So that will have to go through our cost of goods and we’ll get a pickup when we get through them.

Joe Pointer:	And most of those adjustments in the fourth quarter were actually inventory that was written off and scrapped. The items that Bob mentioned, that gets trued up, obviously, selling it to ourselves. We don’t book it at a consolidated level. But yes, mostly writedowns.

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Arnie Ursaner:	Got it. And if we think about North American margins, at one point your gross margin was, you know, in the low 30s. You’ve taken a lot of permanent costs out. How should we think about a goal for let’s say, this year for North American margins with some recovery?

Joe Pointer:	Well, I think you’re going to—I mean how much leverage we’re really going to have remains to be seen, but I think we’re going to see a trend getting up to that level, whether we’ll get up to that level with all the OEM and non OEM products.

Robert Warren:	I think we’re anticipating, you know, somewhere in the 29 to 30 range that we’ve got on the budget that we’re—that’s what we believe we can get. If the upside doesn’t show up, we’ll be in that—be compressed. But we certainly are going to attempt to get every opportunity to push that up.

Joe Pointer:	Most of the price increases we’ve put into place in the last year are still there. I mean there have been a few adjustments we’ve made, but they’re pretty much in place.

Arnie Ursaner:	Okay, thank you.

Robert Warren:	Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. Again, for anyone using speaker equipment, it is necessary to lift the handset before making your selection.

Our next question is a follow-up from the line of James Bank with Sidoti & Company. Please go ahead.

James Bank:	I’m okay, thank you.

Operator:	Thank you. Our next question is from the line of John Helmer with Caldwell Securities. Please go ahead.

John Helmer:	Bob, a couple of questions back you talked about pricing pressures in North America versus Europe and elsewhere. You said something to the effect given the amount of competitors, can you—I’m not aware of...

Robert Warren:	You mean in Europe?

John Helmer:	I’m talking about in North America.

Robert Warren:	In North America, we still have a number of competitors, not too significant as far as North American competitors. We still have a remnant of a previous competitor out of Texas, Long Reach. There is a company called Right Line that’s up about 30 miles from us that makes equipment. But the largest competitor would be Bolzoni, who is our current competitor; probably has about 30% of the world market and maybe 50% of the European market. And he has been operating here in North America for about 20 years. And we think he has probably about 15% of the market here.

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John Helmer:	All right, thank you.

Andy Anderson:	John, there’s also—I think the thing we’re really focusing on when we’re talking about the margin is the fork business is globalizing very much, and there’s massive overcapacity and multiple producers in China that don’t actually reside in the US but clearly could have an impact on fork margins in the US. And I think that’s another component that puts some pressure that we may not have seen in the past into the US, for both aftermarket and OEM side.

John Helmer:	All right, thank you.

Robert Warren:	Thanks, John.

Operator:	Thank you. And Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Thank you, ladies and gentlemen. At this time, I would like to say if you have any questions, please give us a call. We’d be happy to try to answer your interests, and we look forward to better results as we go through the year.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation fourth quarter earnings conference call. If you’d like to listen to a replay of today’s conference, you may dial 1-800-406-7325 and enter the access number of 4240758 in North America. International callers, please dial 303-590-3030. Thank you for your participation. You may now disconnect.

END

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